Veoneer appoints Mats Backman as Chief Financial Officer
Stockholm, Sweden, January 8, 2019: Veoneer, Inc. (NYSE: VNE and SSE: VNE SDB), the world’s largest pure-play company focused on Advanced Driver Assistance Systems (ADAS) and Automated Driving (AD), has appointed Mr. Mats Backman as Chief Financial Officer.  He joins from Autoliv where he has held a similar position since 2016.

The plan is for Mats to join Veoneer after ensuring a smooth transition of his current responsibilities in Autoliv, at the latest in early July 2019. Mats will replace Mathias Hermansson who, as previously communicated, has decided to seek new opportunities outside the Company.
“I warmly welcome Mats to Veoneer. He is a proven leader with a strong track record and I look forward to working together with him to take Veoneer through the next growth phase”, said Jan Carlson, Chairman, President & CEO, Veoneer.
“I look forward to joining Veoneer. The Company is very well positioned in the growth area of automotive technology. The timing for this transition is good, I get to participate to the next part of the build-up of Veoneer and Autoliv is in a stable situation with a strong finance team”, said Mats Backman.
This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 15:00 CET on Tuesday January 8, 2019.
For more information please contact:
Media:
Thomas Jönsson, GVP Communications & IR, tel +46 (0)8 527 762 27
Thomas.jonsson@veoneer.com
Investors & analysts:
Thomas Jönsson, Communications & IR, tel +46 (0)8 527 762 27
Thomas.jonsson@veoneer.com
Ray Pekar, Investor Relations, tel +1 (248) 794-4537
ray.pekar@veoneer.com

Veoneer designs and manufactures products and solutions for active safety, autonomous driving, occupant protection and brake control. Our purpose is to create trust in mobility. Veoneer is a new technology company that is building on a heritage of more than 60 years of automotive safety development. Veoneer and its joint-ventures has 8,300 employees in 13 countries. Headquartered in Stockholm, Sweden, Veoneer is listed on the New York Stock Exchange and on Nasdaq Stockholm.
Safe Harbor Statement: This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Veoneer, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including general economic conditions and fluctuations in the global automotive market. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.